Exhibit 99.1

Honoring the Legacy of Pat Graney: A Visionary Leader and Devoted Community Champion, Patrick C. Graney III Endowment Fund Contribution

LEXINGTON, Ky., September 3, 2025 /PRNewswire/ -- Ramaco Resources, Inc. (NASDAQ: METC, METCB, “Ramaco” or the “Company”) today expressed its deep respect and heartfelt remembrance to honor the life and legacy of Pat Graney, whose leadership, integrity, and unwavering commitment to our Company and community have left an indelible mark. The Ramaco Foundation honors Mr. Graney’s passion for education, pledging $100,000 to the University of Charleston’s Patrick C. Graney III Endowment Fund.

Elected to our Board of Directors in December 2016, Pat Graney was the Company’s first independent director and was reelected by shareholders most recently in 2023. Pat’s unique personality, demeanor, and character brought a steady hand and visionary insight into every role he undertook. Under his leadership, our Company experienced extraordinary growth, expanding our workforce to more than 1,000 employees. His strategic guidance and dedication to long-term value creation continue today and will shape the Company’s trajectory in the future.

Pat served with distinction on multiple board committees, where his thoughtful counsel, principled decision-making, and always warm demeanor won the admiration of colleagues and stakeholders alike. He was not only a steward of corporate governance but also a tireless advocate for the people and communities we serve.

As a founding director of the Ramaco Foundation Board, Pat championed initiatives that directly benefited West Virginia’s southern coalfields, where so many of our employees and their families live and work. His commitment to education, community investment, and regional revitalization reflected his deep belief in shared prosperity and corporate responsibility.

“Pat’s legacy is one of leadership, compassion, deep friendship, and integrity”, said Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer. “He led not only with intellect but with heart, always putting others first and inspiring those around him to do the same. His presence, warmth and wisdom will be profoundly missed, but his impact will continue to guide us for years to come. We extend our deepest condolences to Pat’s wife Jessica, his sons, the entire Graney family, friends, and all who had the special privilege of knowing Pat.”

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and a developing producer of coal, rare earth and critical minerals in Wyoming. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one development rare earth and coal mine near Sheridan, Wyoming in the initial stages of production. In 2023, the Company announced that a major deposit of primary magnetic rare earths and critical minerals was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a carbon research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 76 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.